EXHIBIT 99.1

EXPLANATION OF RESPONSES
(1)
On June 8, 2020, the reporting person was granted 2,500 RSUs, which vested in full upon the effectiveness of the Securities Act registration statement for the shares of common stock of the issuer, provided that none of such RSUs could be settled until after the expiration of the lock-up period established in connection with the issuer’s initial public offering. Each Restricted Stock Unit (“RSU”) converts into one share of common stock of the issuer (each, a “Share”).

(2)
The reporting person is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”). Holdings is the sole shareholder of Insight Venture Associates IX, Ltd. (“IVA IX Ltd”), which in turn is the general partner of Insight Venture Associates IX, L.P. (“IVA IX LP”), which in turn is the general partner of each of Insight Venture Partners IX, L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners (Delaware) IX, L.P. and Insight Venture Partners IX (Co-Investors), L.P. (collectively, “Fund IX”).

(3)
Holdings is also the sole shareholder of Insight Venture Associates Growth-Buyout Coinvestment, Ltd. (“IVA GBCF Ltd”), which in turn is the general partner of Insight Venture Associates Growth-Buyout Coinvestment, L.P. (“IVA GBCF LP”), which in turn is the general partner of each of Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. and Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P. (collectively, “GBCF”).

(4)
All Shares indicated as indirectly owned by the reporting person are included herein because the reporting person is a member of the board of managers of Holdings, Holdings is the sole shareholder of each of IVA IX Ltd and IVA GBCF Ltd, IVA IX Ltd is the general partner of IVA IX LP, IVA GBCF Ltd is the general partner of IVA GBCF LP, and in turn, IVA IX LP is the general partner of Fund IX and IVA GBCF LP is the general partner of GBCF, and the reporting person therefore may be deemed to share voting and dispositive power over such shares. The reporting person disclaims beneficial ownership of all Shares held of record by each of Fund IX and GBCF, except to the extent of his pecuniary interest therein.

(5)
Each RSU represents a contingent right to receive one Share or, in the Issuer’s discretion, an amount of cash equal to the fair market value of the Shares represented by the RSUs on the payment date.  These RSUs vest in full on June 8, 2021, subject to the reporting person’s continued service through the applicable vesting date, and provided that none of such RSUs could be settled until after the expiration of the lock-up period established in connection with the issuer’s initial public offering.  These RSUs fully vest upon a change in control of the Issuer.